UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2016

SIGULER GUFF SMALL BUSINESS CREDIT OPPORTUNITIES FUND, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 814-01157

Maryland	47-1290650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

825 Third Avenue, 10th Floor, New York, NY 10022
(Address of principal executive offices) (Zip code)

(212) 332-5100
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 29, 2016, Siguler Guff Small Business Credit Opportunities Fund, LP (the “Partnership”), which is the sole shareholder of Siguler Guff Small Business Credit Opportunities Fund, Inc. (the “Fund”), reduced the management fee paid by the Partnership and the Fund to Siguler Guff Advisers, LLC (the “Investment Manager”) as described below.

A formal amendment to the Investment Management Agreement between the Fund and the Investment Manager reducing the management fee requires approval of the Fund’s Board of Directors (the “Board”), at an in-person meeting called for that purpose.  Pending that Board approval, the Investment Manager has voluntarily waived its quarterly management fee with respect to the Fund in excess of 1.25% per annum of the Fund’s invested capital, retroactive to the commencement of Fund operations.

Item 8.01 Other Events

On March 29, 2016, in addition to reducing the management fee paid by the Partnership and the Fund from 1.75% of invested capital to 1.25% of invested capital, as reflected in a supplement to the Partnership’s Private Placement Memorandum (the “Offering Memorandum”), the Partnership also amended the carried interest and commitment period applicable to the Partnership, and thereby the Fund, also as reflected in the supplement to the Offering Memorandum.  Specifically, the carried interest was reduced from 20% to 15% of aggregate capital commitments, with the 8% preferred return unchanged, and the commitment period was shortened  from the 5th anniversary of the Partnership’s final closing to the 3rd anniversary of the Partnership’s final closing.

The general partner of the Partnership, an affiliate of the Investment Manager, approved amendments to the Partnership’s Partnership Agreement implementing the aforementioned changes without the consent of the limited partners, as permitted under the terms of the Partnership Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGULER GUFF SMALL BUSINESS CREDIT OPPORTUNITES FUND, INC.

April 4, 2016	By:	/s/ Donald P. Spencer
	Name:	Donald P. Spencer
	Title:	Assistant Vice President